Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 24, 2013

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2013 Highlights:

—	Continued profitability – annualized return on average assets of 1.00%

—	Declining credit costs – provision for loan losses down $0.6 million compared to Q2 2012

—	Improving asset quality – nonperforming assets to total assets declined to 1.08% from 1.24% at 3/31/13

—	Strong capital position – Tier 1 common equity to total assets of 8.73%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.9 million, or $0.52 per share, for the second quarter of 2013, compared to a record $2.0 million, or $0.56 per share, for the second quarter of 2012. Net earnings for the first six months of 2013 were $3.6 million, or $0.99 per share, compared to $3.5 million, or $0.96 per share, for the first six months of 2012.

Excluding the effects of non-operating items (specifically securities gains, gain on sale of affordable housing investments, and prepayment penalties on long-term debt), second quarter 2013 operating net earnings were $2.2 million, or $0.61 per share, for the second quarter of 2013, compared to $1.9 million, or $0.52 per share, for the second quarter of 2012. Operating net earnings for the first six months of 2013 were $4.1 million, or $1.12 per share, compared to $3.5 million, or $0.96 per share, for the first six months of 2012.

“The Company’s second quarter results reflect improving asset quality. While we did not match the record earnings reported in the second quarter of 2012, we are pleased to report that our earnings remain strong,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.6 million for the second quarter of 2013, a decrease of 2% compared to the second quarter of 2012. Although net interest income (tax-equivalent) declined slightly, management continues to seek to increase earnings by growing the Company’s loan portfolio (in total and as a percentage of our earning assets), focusing on deposit pricing, and repaying higher-cost wholesale funding sources. These efforts to increase earnings were offset by declining yields on earning assets, as well as management’s decision to reduce its securities portfolio as a percentage of total interest earning assets and carry higher levels of short-term interest earning assets (e.g. federal funds sold). As a result, the Company’s net interest margin (tax-equivalent) declined to 3.16% in the second quarter of 2013, compared to 3.26% for the second quarter of 2012. Average loans were $389.4 million in the second quarter of 2013, a decrease of $5.9 million, or 2%, from second quarter of 2012. This decline in average loans primarily reflects the resolution of nonperforming loans as average performing loans were largely unchanged. Average deposits were $653.0 million in the second quarter of 2013, an increase of $13.8 million, or 2%, from the second quarter of 2012.

Nonperforming assets were $8.3 million, or 1.08% of total assets at June 30, 2013, compared to $9.6 million, or 1.24% of total assets at March 31, 2013. The decrease was primarily due to the sale of the Company’s second largest OREO property during the second quarter of 2013, which had a carrying balance of $1.0 million at March 31, 2013.

The Company made no provision for loan losses in the second quarter of 2013, compared to $0.6 million in the second quarter of 2012. The decrease in the provision for loan losses was primarily due to a decline in net charge-offs and improvement in the overall credit quality of the loan portfolio, including lower levels of adversely classified and nonperforming loans.

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Reports Second Quarter Net Earnings/ page 2

Total noninterest income was approximately $2.1 million in the second quarter of 2013, compared to $1.8 million in the second quarter of 2012. The increase was primarily due to gains realized on the sale of securities. Net gains on the sale of securities were $0.5 million in the second quarter of 2013, compared to $0.3 million in the second quarter of 2012.

Total noninterest expense was approximately $4.7 million in the second quarter of 2013, compared to $4.0 million in the second quarter of 2012. The increase was primarily due to an increase in prepayment penalties on long-term debt of $1.0 million, which was partially offset by decreases in other noninterest expense of $0.3 million. During the second quarter of 2013, the Company repaid $10.0 million of FHLB advances with a weighted average interest rate of 3.59% and incurred prepayment penalties of $1.0 million.

Income tax expense was approximately $0.7 million for the second quarter of 2013, compared to $0.4 million in the second quarter of 2012. The Company’s effective tax rate for the second quarter of 2013 was 26.06%, compared to 18.12% in the second quarter of 2012. The Company’s effective tax rate increased during the second quarter of 2013 when compared to the second quarter of 2012 primarily because the Company’s annualized effective tax rate for 2012 was reduced by the reversal of a deferred tax valuation allowance related to capital loss carry-forwards.

The Company paid cash dividends of $0.21 per share in the second quarter of 2013. At June 30, 2013, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $767.7 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn and Opelika, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, interest rates, generally and applicable to our assets and liabilities, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012 and otherwise in our other SEC reports and filings.

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Reports Second Quarter Net Earnings/ page 3

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended June 30,	Six months ended June 30,
(Dollars in thousands, except per share amounts)	2013	2012	2013	2012

Results of Operations
Net interest income (a)	$5,597	$5,728	$11,120	$11,143
Less: tax-equivalent adjustment	365	416	747	830

Net interest income (GAAP)	5,232	5,312	10,373	10,313
Noninterest income	2,071	1,814	3,726	6,678

Total revenue	7,303	7,126	14,099	16,991
Provision for loan losses	—	600	400	1,200
Noninterest expense	4,724	4,048	8,950	11,590
Income tax expense	672	449	1,153	707

Net earnings	$1,907	$2,029	$3,596	$3,494

Per share data:
Basic and diluted net earnings:
GAAP	$0.52	$0.56	$0.99	$0.96
Operating (b)	0.61	0.52	1.12	0.96
Cash dividends declared	$0.21	$0.205	$0.42	$0.41
Weighted average shares outstanding:
Basic and diluted	3,642,955	3,642,826	3,642,936	3,642,782
Shares outstanding, at period end	3,642,993	3,642,843	3,642,993	3,642,843
Book value	$17.90	$18.75	$17.90	$18.75
Common stock price:
High	$22.33	$26.65	$22.60	$26.65
Low	21.54	21.50	20.80	18.23
Period-end:	22.00	21.50	22.00	21.50
To earnings ratio	11.70	x	12.95	x	11.70	x	12.95	x
To book value	123%	115%	123%	115%
Performance ratios:
Return on average equity:
GAAP	10.74%	12.06%	10.11%	10.48%
Operating (b)	12.62%	11.17%	11.51%	10.52%
Return on average assets:
GAAP	1.00%	1.07%	0.93%	0.92%
Operating (b)	1.18%	0.99%	1.06%	0.92%
Dividend payout ratio	40.38%	36.61%	42.42%	42.71%
Other financial data:
Net interest margin (a)	3.16%	3.26%	3.12%	3.19%
Effective income tax rate	26.06%	18.12%	24.28%	16.83%
Efficiency ratio (c)	51.44%	55.36%	52.79%	55.72%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$4,664	$8,228	$4,664	$8,228
Other real estate owned	3,609	5,157	3,609	5,157

Total nonperforming assets	$8,273	$13,385	$8,273	$13,385

Net charge-offs	$312	$1,593	$666	$1,616

Allowance for loan losses as a % of:
Loans	1.65%	1.63%	1.65%	1.63%
Nonperforming loans	138%	79%	138%	79%
Nonperforming assets as a % of:
Loans and other real estate owned	2.10%	3.31%	2.10%	3.31%
Total assets	1.08%	1.75%	1.08%	1.75%
Nonperforming loans as a % of total loans	1.19%	2.06%	1.19%	2.06%
Net charge-offs (annualized) as a % of average loans	0.32%	1.61%	0.34%	0.84%
Selected average balances:
Securities	$266,056	$293,072	$264,574	$294,955
Loans, net of unearned income	389,402	395,261	392,899	386,212
Total assets	761,534	760,413	769,602	758,623
Total deposits	652,952	639,182	653,375	634,418
Long-term debt	31,613	47,241	39,095	51,033
Total stockholders’ equity	71,006	67,296	71,162	66,707
Selected period end balances:
Securities	$270,794	$277,246	$270,794	$277,246
Loans, net of unearned income	390,726	399,370	390,726	399,370
Allowance for loan losses	6,457	6,503	6,457	6,503
Total assets	767,747	766,161	767,747	766,161
Total deposits	666,490	644,246	666,490	644,246
Long-term debt	27,217	47,217	27,217	47,217
Total stockholders’ equity	65,211	68,292	65,211	68,292

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2013	2012	2013	2012

Net earnings, as reported (GAAP)	$1,907	$2,029	$3,596	$3,494
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(326)	(158)	(428)	(271)
Gain on sale of affordable housing investments	—	—	—	(2,059)
Prepayment penalties on long-term debt	659	8	927	2,344

Operating net earnings	$2,240	$1,879	$4,095	$3,508

Basic and diluted earnings per share, as reported (GAAP)	$0.52	$0.56	$0.99	$0.96
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(0.09)	(0.04)	(0.12)	(0.07)
Gain on sale of affordable housing investments	—	—	—	(0.57)
Prepayment penalties on long-term debt	0.18	—	0.25	0.64

Operating net earnings per share	$0.61	$0.52	$1.12	$0.96

Net interest income, as reported (GAAP)	$5,232	$5,312	$10,373	$10,313
Tax-equivalent adjustment	365	416	747	830

Net interest income (tax-equivalent)	$5,597	$5,728	$11,120	$11,143

Noninterest income, as reported (GAAP)	$2,071	$1,814	$3,726	$6,678
Non-operating items:
Securities gains, net	(518)	(251)	(679)	(430)
Gain on sale of affordable housing investments	—	—	—	(3,268)

Operating noninterest income	$1,553	$1,563	$3,047	$2,980

Total Revenue, as reported (GAAP)	$7,303	$7,126	$14,099	$16,991
Tax-equivalent adjustment	365	416	747	830
Non-operating items:
Securities gains, net	(518)	(251)	(679)	(430)
Gain on sale of affordable housing investments	—	—	—	(3,268)

Total Operating Revenue (tax-equivalent)	$7,150	$7,291	$14,167	$14,123

Noninterest expense, as reported (GAAP)	$4,724	$4,048	$8,950	$11,590
Non-operating items:
Prepayment penalties on long-term debt	(1,046)	(12)	(1,471)	(3,720)

Operating noninterest expense	$3,678	$4,036	$7,479	$7,870

Total stockholders’ equity (GAAP)	$65,211	$68,292	$65,211	$68,292
Unrealized losses (gains) on available for sale securities, net of tax	1,831	(5,096)	1,831	(5,096)
Other deductions	—	(83)	—	(83)

Tier 1 Common Equity (1)	$67,042	$63,113	$67,042	$63,113

(1) June 30, 2013 total is preliminary.